SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2008

BANKFINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	0-51331	75-3199276
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

15W060 North Frontage Road, Burr Ridge, Illinois	60527
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 894-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2008, the Company entered into employment agreements with “Named Executive Officers” (as defined by Item 402(a)(3) of Securities and Exchange Commission Regulation S-K) of BankFinancial Corporation (the “Company”) F. Morgan Gasior, Chairman, Chief Executive Officer and President; Paul A. Cloutier, Executive Vice President and Chief Financial Officer; and James J. Brennan, Executive Vice President, Corporate Secretary and General Counsel (the “Company Employment Agreements”). The Company Employment Agreements have three-year terms and, except as discussed below, are otherwise substantially similar to the amended and restated employment agreements that the Company’s principal subsidiary, BankFinancial, F.S.B. (the “Bank”), entered into with Messrs. Gasior, Cloutier and Brennan on May 6, 2008 (the “Bank Employment Agreements”). The Bank Employment Agreements were filed as Exhibits to the Company’s Current Report on Form 8-K dated May 9, 2008.

The Company does not separately compensate Messrs. Gasior, Cloutier or Brennan for their services to the Company, except for awards made by the Company under its 2006 Equity Incentive Plan (the “2006 EIP”). Instead, the Bank pays and provides their cash compensation and benefits (other than benefits under the 2006 EIP), and allocates a portion of this expense to the Company pursuant to an intercompany expense sharing arrangement in proportion to the time and services that they provide to the Company. The Company Agreements thus provide that any cash compensation and benefits that become simultaneously due under both the Company Employment Agreements and the Bank Employment Agreements will be subtracted from those due Messrs. Gasior, Cloutier and Brennan under their respective Company Employment Agreements. The payments and benefits (other than benefits under the 2006 EIP) that each of Messrs. Gasior, Cloutier and Brennan will receive under the Company Employment Agreements if his employment is terminated without cause, for good reason or due to death or disability are the same as those provided for in their respective Bank Employment Agreements.

The primary material differences between the Company Employment Agreements and the respective Bank Employment Agreements are that the Company Employment Agreements provide for indemnification under Maryland law (the Company’s state of incorporation) rather than applicable federal law; and the grounds upon which of each of Messrs. Gasior, Cloutier and Brennan may terminate his employment for “good reason” are expanded to include and the occurrence of a “Change in Control” as defined in the 2006 EIP. The Company Employment Agreements also provide that, upon the termination of employment based on the occurrence of a Change in Control, (i) all payments that would otherwise be payable paid in a series of installments instead will generally be paid in a single lump sum within five (5) business days of the date of termination; (ii) the restricted periods applicable to the non-competition and non-solicitation covenants set forth in the Company Employment Agreements and the Bank Employment Agreements will be reduced to six (6) months and the scope of the competitive restrictions will be limited to those that existed immediately prior to the Change in Control; and (iii) all obligations due simultaneously under both the Company Employment Agreements and the Bank Employment Agreements will first be provided under the Company Employment Agreements.

Copies of the Company’s Employment Agreements with Messrs. Gasior, Cloutier and Brennan are filed as Exhibits 10.1, 10.2, and 10.3 hereto, respectively, and are incorporated by reference herein. The foregoing summary is qualified by the full text of the above Employment Agreements.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Document

10.1	Employment Agreement dated as of October20, 2008, between BankFinancial Corporation and F. Morgan Gasior

10.2	Employment Agreement dated as of October 20, 2008, between BankFinancial Corporation and Paul A. Cloutier

10.3	Employment Agreement dated as of October 20, 2008, between BankFinancial Corporation and James J. Brennan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKFINANCIAL CORPORATION (Registrant)

Dated: October 20, 2008	By:	/s/ F. Morgan Gasior
F. Morgan Gasior Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

10.1	Employment Agreement dated as of October 20, 2008, between BankFinancial Corporation and F. Morgan Gasior

10.2	Employment Agreement dated as of October 20, 2008, between BankFinancial Corporation and Paul A. Cloutier

10.3	Employment Agreement dated as of October 20, 2008, between BankFinancial Corporation and James J. Brennan